Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Continucare Corporation:

(1)	Form S-8 No. 333-44431;
(2)	Form S-8 No. 333-61246;
(3)	Form S-8 No. 333-119337;
(4)	Form S-8 No. 333-146028; and
(5)	Form S-8 No. 333-166534

of our reports dated September 7, 2011, with respect to the consolidated financial statements of Continucare Corporation and the effectiveness of internal control over financial reporting of Continucare Corporation in this Annual Report (Form 10-K) of Continucare Corporation for the year ended June 30, 2011.

/s/Ernst & Young LLP

Certified Public Accountants

Miami, Florida

September 7, 2011